Exhibit 10.33

PROMISSORY NOTE

$10,268,738.31	Dated as of: the 28th day of December 2022

For value received, JOSEPH M. DAVIS, an Individual residing in the state of Indiana (the “Debtor”), agrees to pay to the order of TIMOTHY E. EVANS, an individual residing in the State of Indiana (“Holder”), the principal sum of Ten Million Two Hundred Sixty-Eight Thousand Seven Hundred Thirty-Eight and 31/100 U.S. Dollars ($10,268,738.31) together with interest thereon as specified herein. The principal and interest shall be payable in sixteen (16) consecutive installments commencing on the ninetieth (90th) day following the date on which the registration by Aqua Power Systems, Inc. (“APSI”) of its securities with the U.S. Securities and Exchange Commission (the “Commission”) has been qualified or declared effective and continuing every ninetieth (90th) day thereafter (each such date, a “Payment Date”). Debtor shall be responsible for making such payments without Holder sending a bill or statement therefor.

This Promissory Note (this “Note”) is delivered pursuant to Section 2.02 of that certain Multiparty Stock Purchase Agreement by and among Timothy E. Evans, James L. Evans, Bulwark Capital, L.L.C. and Joseph M. Davis (the “Purchase Agreement”) and Debtor’s obligations hereunder are secured by that certain Assignment and Pledge of Stock dated on or about the date hereof (“Assignment”) executed by Debtor in favor of Holder pledging Two Hundred Seventy Thousand One (270,001) shares of common stock of Tradition Transportation Group, Inc. (the “Company”) held by Debtor or any person to which Debtor transfers such shares. Holder is not required, but may choose at its sole discretion, to rely on any security granted to it for the payment of this Note in the case of default, but may proceed directly against the Debtor. In addition, Holder’s consent to Debtor’s sale of shares of common stock of the Company to APSI is expressly conditioned upon APSI’s assumption of all obligations of Debtor under this Note, the Assignment, and the Purchase Agreement.

Interest shall accrue daily on the outstanding principal amount of this Note (and on any past-due interest payment) at a rate of three percent (3.0%) per annum commencing on the date that the Commission declares the registration of Aqua Power Systems’ securities effective, and shall be paid in accordance with the schedule described above. If any payment of principal or interest on this Note is due on a day that is not a business day, such payment shall be due on the next succeeding business day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. Interest shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed.

In addition to exercising any rights Holder has been granted by Debtor under the Assignment, Debtor, as evidenced by its signature below, authorizes Holder to seek any other legal means of collection if Debtor is in default of this Note.

If (a) Debtor fails to pay the principal and accrued interest on this Note on or before the applicable Payment Date, or (b) pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors, Debtor shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due, (each, an “Event of Default”) then this Note and all of the obligations hereunder shall become due immediately. Debtor shall notify Holder in writing of the occurrence of any Event of Default within five (5) days after Debtor acquires knowledge of such occurrence.

The whole or part of the principal due hereunder may be prepaid at any time without penalty provided there exists at the time of prepayment no default hereunder. Payments shall be applied first to the payment of any fees, expenses or past due amounts owing by the Debtor to Holder, second to interest accrued on the unpaid principal balance, if applicable, and third to the principal balance.

Except as expressly set forth herein, the Debtor hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. If an Event of Default occurs, Holder shall be entitled to recover from Debtor all reasonable costs and expenses of collection of Holder and its affiliates, including court costs and reasonable attorney’s fees, in the event collection procedures are commenced by Holder in accordance with the terms of this Note or the Assignment after any amount hereunder becomes due and payable.

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If any provision of this Note is deemed by any court, having jurisdiction thereon to be invalid or unenforceable, the balance of this Note shall remain in effect; if any provision of this Note is deemed by any such court to be unenforceable because such provision is too broad in scope, such provision shall be construed to be limited in scope to the extent such court shall deem necessary to make it enforceable; and if any provision is deemed inapplicable by any such court to any person or circumstances, it shall nevertheless be construed to apply to all other persons and circumstances.

No delay or omission on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right shall be effective unless in writing and signed by Holder nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

This Note shall only be amended if such amendment is agreed to by both Debtor and Holder, in writing, and executed by both Debtor and Holder. Any notice hereunder shall be given in accordance with Section 6.03 of the Purchase Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its rules of conflict of laws.

/s/ Joseph M. Davis

Joseph M. Davis

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